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                                                                  EXHIBIT 10.16

                             SPLIT-DOLLAR AGREEMENT
                             ----------------------

     THIS AGREEMENT is made and entered into as of the 11th day of November, 1998, by and between PREMIERE TECHNOLOGIES, INC., a Georgia corporation (the "Company"), and HARVEY A. WAGNER (the "Owner" and the "Insured").

                                  WITNESSETH:
                                  ----------

     WHEREAS, the Insured is employed by the Company as a valuable key executive; and

     WHEREAS, the Insured wishes to provide life insurance protection for the Insured's family when the Insured is dead, under a policy of life insurance (the "Policy") which is described in Exhibit A attached hereto and by this reference made a part hereof, and which is issued by Mass Mutual Life Insurance Company (the "Insurer"); and

     WHEREAS, the Company is willing to pay a portion of the premiums due on the Policy, on the terms and conditions hereinafter set forth; and

     WHEREAS, the Company wishes to have the Policy collaterally assigned to it by the Owner, in order to secure the repayment of the amounts which it will pay toward the premiums on the Policy;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

     1. By virtue of the Insured's change of employment from Scientific-Atlanta, Inc., the Company has temporarily become the owner of the Policy. However, as of the execution of this Agreement, the Insured (i.e., Harvey Wagner) shall become the Owner of the Policy, subject to the collateral assignment in favor of the Company made herein, and for all purposes under this Agreement, the amount of premiums payments deemed to have been made by the Company shall be determined
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as provided in paragraph 4 of this Agreement. The total face amount of the
Policy (as of the date of this Agreement) is $1,399,502.13. The Policy shall be subject to the terms and conditions of this Agreement and of the collateral assignment relating to the Policy.

     2. The Owner shall be the sole and absolute owner of the Policy, and may exercise all ownership rights granted to the owner thereof by the terms of the Policy, except as may otherwise be provided herein. The Company shall have no "incidents of ownership" in the Policy within the meaning of I.R.C. (S) 2042. In particular, the Company may not borrow against the Policy or pledge it as security for any indebtedness.

     3. Any dividend declared on the Policy shall be applied in accordance with the dividend election currently in force.

     4. On or before the due date of each Policy premium, or within the grace period provided therein, the Owner shall remit (or the Insured may remit on the Owner's behalf) to the Company an amount of such premium equal to the one-year term cost of the life insurance protection to which the Owner is entitled in that year, determined in accordance with the principles of Rev. Rul. 64-328, 1964-2 C.B. 11, and Rev. Rul. 66-110, 1966-1 C.B. 12 (and the Company shall cooperate with the Owner in obtaining this information from the Insurer). The Company shall use such remittance for the payment of such premium to the Insurer and shall pay the balance of the premium to the Insurer from its own funds, and the Company shall also have the authority to pay the Insured taxable bonuses or other taxable compensation to enable the Insured to pay the Owner's remittance hereunder. If the Owner fails to pay its share of the premium as required by this paragraph, the Company may elect to pay the full premium, and in such case the Company shall be considered to have paid the full amount of such premium even if such payment results in taxable income to the Insured and/or a taxable gift from the Insured to the Owner. For all purposes under this Agreement, the amount of premium payments deemed to have been made by the Company shall be (1) the payment of $72,382.54 paid to Scientific-Atlanta, Inc., in connection with the Insured's change of employment, plus (2) any premium payments subsequently made by the Company pursuant to this Agreement or during the period between the Company's acquisition of the policy from Scientific-Atlanta, Inc. and the date of execution of this Agreement.

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     5.  To secure the repayment to the Company of the amount of the premiums on the Policy paid by it hereunder, the Owner has, contemporaneously herewith, assigned the Policy to the Company as collateral, under the form used by the Insurer for such assignments. The collateral assignment of the Policy to the Company hereunder shall not be terminated, altered or amended by the Owner without the express written consent of the Company. The parties shall take all action necessary to cause such collateral assignment to conform to the provisions of this Agreement.

     6. a. Except as otherwise provided herein, the Owner shall not sell, assign, transfer, borrow against, surrender or cancel the Policy, change the beneficiary designation provision thereof, nor terminate the dividend election thereof, without the express written consent of the Company.

         b. Notwithstanding any provision hereof to the contrary, (1) if the Owner is the Insured, the Owner may transfer all of its right, title and interest in and to the Policy to a trust created by the Insured for the exclusive benefit (disregarding any remote and contingent beneficial interests) of the Owner's spouse and/or one or more descendants of the Owner, and (2) if the Owner is a trust created by the Insured, the Owner may distribute to a beneficiary all of its right, title and interest in and to the Policy, in either case subject to the collateral assignment of the Policy to the Company pursuant hereto. The Owner may exercise such right by executing a written transfer of ownership in the form used by the Insurer for such transfers of insurance policies, and delivering this form to the Company. Upon receipt of such form, executed by the Owner and duly accepted by the transferee or distributee thereof, the Company shall consent thereto in writing, and shall thereafter treat the Owner's transferee or distributee as the sole owner of all of the Owner's right, title and interest in and to the Policy, subject to this Agreement and the collateral assignment of the Policy to the Company pursuant hereto, whereupon the Owner shall be considered a "former Owner" and such transferee or distributee shall be considered the new Owner for all purposes under this Agreement. Thereafter, the former Owner shall have no right, title or interest in and to the Policy, all such rights being vested in and exercisable only by such distributee or transferee.

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     7.  a.  Upon the death of the Insured, the Owner shall promptly take all action necessary to obtain the death benefit provided under the Policy, and the Company shall cooperate with the Owner in this regard.

         b. The Company shall have the unqualified right to receive a portion of such death benefit equal to the total amount of the premiums paid by it hereunder. The balance of the death benefit provided under the Policy, if any, shall be paid directly to the beneficiary or beneficiaries designated by the Owner (or the Owner's estate if the Company is inadvertently named as beneficiary of such balance), in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy. In no event shall the amount payable to the Company hereunder exceed the Policy proceeds payable at the death of the Insured. No amount shall be paid from such death benefit to the beneficiary or beneficiaries designated by the Owner until the full amount due the Company hereunder has been paid. The beneficiary designation provision of the Policy shall conform to the provisions hereof.

         c. Notwithstanding paragraph 6(a) of this Agreement, the Owner may surrender, partially surrender, make withdrawals from or borrow against the Policy at any time if the proceeds of such surrender, withdrawal or loan are at least equal to the amount that the Company would be entitled to receive if the Insured had died on the date of such borrowing or surrender and such amount is immediately paid to the Company. The Owner may pay the Company the full amount to which it would be entitled pursuant to the preceding sentence from other sources at any time. Upon payment to the Company of the full amount to which it is entitled, this Agreement shall terminate, and the Company shall release the collateral assignment of the Policy to it.

         d. In addition to the borrowing and withdrawals permitted under paragraph 7(c), and notwithstanding paragraph 6(a) of this Agreement, the Owner may make withdrawals from or borrow against the Policy at any time and continue such borrowing provided such withdrawals and borrowing, including any accrued but unpaid interest thereon, do not reduce the Policy's interpolated terminal reserve (net of outstanding policy loans and accrued interest thereon) below the amount that the Company would be entitled to receive if the Insured had died on the date of such withdrawal or borrowing or any later date while any policy loan remains outstanding.

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     8.  This Agreement shall terminate, without notice, (1) upon the total cessation of the business of the Company, or the bankruptcy, receivership or dissolution of the Company; (2) upon the failure of the Owner to pay its share of premium in accordance with paragraph 4 if the Company does not elect to pay the full premium as provided in paragraph 4; (3) upon the termination of the Insured's employment with the Company for "cause" as defined in the Owner's Executive Employment Agreement with the Company (the "Employment Agreement"), or upon the Insured's voluntary termination of employment with the Company prior to Disability (as defined in the Employment Agreement) or normal retirement; (4) at the election of the Company upon the violation by the Owner of the policy loan conditions specified in paragraph 7(d); or (5) upon death of the Insured or as provided in paragraph 7(c). In addition, the Owner may terminate this Agreement by written notice to the Company. Such termination shall be effective as of the date of such notice.

     9. In the event this Agreement is terminated, the Company shall have no further obligation to pay any share of premiums on the Policy which subsequently become due. The Owner shall continue to hold the Policy subject to the Company's right to a share of death proceeds or proceeds of any surrender or loan as provided in this Agreement, except that in the case of termination under clause (2), (3) or (4) of paragraph 8 (failure to pay share of premium, certain terminations of employment, or excessive borrowing), the Company shall be entitled to immediately have the Owner take all necessary steps to cause the cancellation of the Policy and enable the Company to receive out of the cancellation proceeds the amount that the Company would be entitled to receive if the Insured had died on the date of such termination (or the Company may allow the Owner to pay the Company such amount from other sources).

     10. The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, except insofar as the provisions hereof are made a part of the Policy by the collateral assignment executed by the Owner and filed with the Insurer in connection herewith. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be

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construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policy.

     11. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not otherwise be terminated except as provided herein.

     12. This Agreement shall be binding upon and inure to the benefit of the Company and the Owner and their successors and assigns, and the Insured, his successors, assigns, heirs, executors, administrators, and beneficiaries.

     13. Any notice, consent, or demand required or permitted to be given under the provisions of this Agreement must be in writing, and must be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party's last known address. The date of such mailing shall be deemed the date of notice, consent, or demand.

     14. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate, as of the day and year first above written.

                                       PREMIERE TECHNOLOGIES, INC.


                                       By: /s/ Patrick G. Jones
                                           --------------------
                                       Title:  Senior Vice President


                                       /s/ Harvey A. Wagner
                                       --------------------
                                       Harvey A. Wagner, Owner and Insured

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                                   EXHIBIT A

                             DESCRIPTION OF POLICY


Mass Mutual Policy Number 0 020 173
Insured:                                      Harvey A. Wagner
Level Death Benefit to Age 65:                $1,399,502.13
Level Death Benefit from Age 65 on:           $  233,247.00
Annual premium based on above benefits:       $    4,016.64

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